Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
March 1, 2007
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2006

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced the results for the fourth quarter ended December 31, 2006. Net income was $3.9 million, or $0.62 per share (diluted), for the quarter ended December 31, 2006, 4.8 percent lower than the $4.1 million, or $0.69 per share (diluted), reported for the fourth quarter of 2005. Operating income increased $327,000, or 4.2 percent, to $8.1 million for the fourth quarter of 2006 compared to 2005. The increased operating income in the fourth quarter was offset by higher interest expense and higher income tax expense. Weather on the Delmarva Peninsula had a significant impact on the quarterly results as temperatures were 14 percent warmer in the fourth quarter of 2006 compared to 2005 and 9 percent warmer compared to normal. The Company estimates that the warmer weather reduced net income for the quarter by approximately $543,000, or $0.09 per share (diluted) when compared to 2005.

For the year ended December 31, 2006, net income increased $39,000, or 0.4 percent compared to 2005. Net income was $10.50 million, or $1.72 per share (diluted), compared to net income of $10.47 million, or $1.77 per share (diluted), for the same period in 2005. Operating income increased $1.4 million, or 6.5 percent to $22.9 million for 2006 compared to 2005. The increase in operating income for the year was offset by higher interest and income tax expense. Weather on the Delmarva Peninsula had a significant impact on the year-to-date results as temperatures were 18 percent warmer for the year compared to 2005 and 10 percent warmer than normal. The Company estimates that the warmer weather reduced net income by approximately $2.1 million, or $0.34 per share (diluted), for 2006 when compared to 2005.

“Results for 2006 reflect the continued strong earnings and growth potential of Chesapeake Utilities’ businesses,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Our team’s successful execution of our strategy during the past decade, including 2006, enabled the Company to maintain net income at the same level as last year despite the warmer weather. Our 2006 accomplishments include:

▪
Our natural gas transmission operation completed construction of the first phase of its 2006 - 2008 expansion project, extending the pipeline further southward in Sussex County from Milton to Millsboro, Delaware. The completion of this phase enabled us to implement additional transportation services in November 2006 that contributed $612,000 to gross margin. In 2007, these additional services are expected to generate additional gross margin of $3.3 million above and beyond 2006 amounts;

▪	Our natural gas distribution operations aggressively pursued new service areas, including Frederica, Delaware, where more than 800 homes are under contract for natural gas service;

▪
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations each showing a 9 percent increase over last year in residential customers and the Delmarva propane Community Gas Systems (“CGS”) generating a 30 percent increase in customers;

▪	Our propane distribution subsidiary, Sharp Energy, began constructing CGS in the states of Pennsylvania and Florida;

▪	Our advanced information services segment began offering Managed Database Administration services in 2006; and

▪	In November, we completed the public offering of approximately 700,000 shares of our common stock at a price of $30.10 per share.”

The discussions of the results for each of the periods ended December 31, 2006 and 2005 use the term “gross margin.” Gross margin is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of gross margin see the footenote to the Supplemental Income Statement Data which follows. The discussions also refer to “other operating expenses.” Other operating expenses refer to the following expense categories: operations, maintenance, depreciation and amortization, and other taxes.

Results for the quarter ended December 31, 2006

Operating income was $8.1 million for the fourth quarter of 2006, an increase of $327,000, compared to operating income of $7.8 million for the fourth quarter of 2005. Gross margin decreased $1.2 million, or 5 percent, for the fourth quarter of 2006 compared to 2005, primarily due to the adverse affect of warmer weather in 2006 and the inclusion of the one-time sale of the LAMPSTM product by our advanced information services segment in 2005.

Natural Gas Operations

▪	Natural gas operating income for the fourth quarter increased by $1.4 million, or 27 percent, on gross margin growth of $777,000, or 6 percent, compared to the fourth quarter of 2005.

▪	The natural gas transmission operation achieved gross margin growth of $616,000, or 14 percent, primarily due to additional firm transportation services that were implemented in November 2006.

▪
Gross margin for the natural gas distribution and marketing operations increased by $161,000, or 2 percent. Continued residential customer growth on the Delmarva Peninsula and within our Florida territories was partially offset by the warmer weather experienced in the fourth quarter of 2006 compared to the same period in 2005.

▪
Other operating expenses for the natural gas segment decreased $580,000, or 7 percent, for the fourth quarter of 2006 compared to the fourth quarter of 2005, due primarily to lower health care costs, bad debt expense, and the deferral of pre-service costs for the Bay Crossing Project that were incurred in the fourth quarter of 2005. These decreases in costs were partially offset by an increase in costs to support customer growth, including higher payroll, depreciation and property taxes.

Propane Operations

▪
Propane experienced a decrease of $27,000 in operating income in the fourth quarter of 2006 compared to 2005 as gross margin decreased $201,000. The decrease in gross margin was partially offset by lower other operating expenses of $174,000 during the fourth quarter.

▪
Gross margin for the Delmarva propane distribution operation increased by $39,000. The increase was primarily attributed to increases in the average gross margin per retail gallon of propane sold, partially offset by lower sales volume as temperatures were 14 percent warmer in fourth quarter of 2006.

▪
The propane wholesale and marketing operation experienced a decrease of $245,000 in gross margin for the fourth quarter of 2006 compared to the same period in 2005. The results for the fourth quarter of 2005 reflected increased trading opportunities due to the unusually high levels of price volatility in the propane wholesale market resulting from hurricanes in the Gulf of Mexico area. The same level of price volatility was not experienced in the fourth quarter of 2006.

▪	Other operating expenses of the propane segment decreased $174,000 for the quarter, compared to the fourth quarter of 2005. Lower health care costs were the primary contributor to the lower expenses.

Advanced Information Services

The advanced information services segment reported operating income of $257,000 for the fourth quarter of 2006, representing a decrease of $1.0 million compared to the same period in 2005. The lower operating income in 2006 is primarily because in 2005 we had non-recurring operating income of $1.5 million from the sale of the LAMPSTM product in October 2005.

Interest Expense

Interest expense for the fourth quarter of 2006 increased $131,000 to $1.4 million from $1.3 million in the fourth quarter of 2005. The 10 percent increase was primarily due to an increase in short-term borrowing and an increase in long-term debt. The Company’s average short-term borrowing was $5.5 million higher during the fourth quarter of 2006 when compared to the fourth quarter of 2005. Interest on long-term debt increased in the fourth quarter of 2006 over 2005 as the average long-term debt balance was $14.8 million higher during the fourth quarter of 2006, compared to the same period in 2005. The long-term debt balance increase is from the $20 million placement of 5.5 percent Senior Notes in October 2006. The Company also capitalized $319,000 of interest as part of capital project costs during the fourth quarter of 2006 compared to $136,000 during the same period in 2005.

Results for the year ended December 31, 2006

Operating income increased $1.4 million, or 6.5 percent, to $22.9 million for the year 2006, compared to $21.5 million for 2005. The year 2006 reflects the strong year-over-year operating income growth experienced by our natural gas operations of $2.5 million, or 14 percent. This growth was offset by reductions in operating income from propane and advanced information services. In 2006, both natural gas and propane were negatively impacted by weather that was 18 percent warmer than in 2005. We estimate that the warmer weather reduced the Company’s gross margin by approximately $3.4 million. The natural gas distribution operations were able to overcome the weather impact and show an increase in operating income due to customer growth and cost containment efforts.

Natural Gas Operations

▪	Natural gas operating income for the year 2006 increased by $2.5 million, or 14 percent, on gross margin growth of $2.0 million, compared to 2005.

▪
The natural gas transmission operation achieved gross margin growth of $1.8 million, or 11 percent. Of the $1.8 million increase, $1.1 million was attributed to a full-year of certain transportation capacity contracts that became effective in November 2005 and $612,000 was due to new transportation capacity contracts that became effective in November 2006. In 2007, the November 2006 contracts are expected to generate additional gross margin of $3.3 million above and beyond the 2006 levels.

▪
Gross margin for the Delaware and Maryland distribution operations decreased by $210,000, as temperatures on the Delmarva Peninsula were 18 percent warmer during 2006 compared to 2005. The Company estimates that the warmer temperatures resulted in a decrease in gross margin of approximately $1.7 million compared to 2005, which was partially offset by gross margin from new customers.

▪	Continued growth in residential customers on the Delmarva Peninsula generated approximately $1.2 million of increased gross margin for 2006, compared to 2005.

▪
Gross margin for the Florida operations increased $470,000 for 2006, compared to 2005, primarily due to an 8 percent increase in residential customers and growth in unregulated natural gas supply management services.

▪
Other operating expenses for the natural gas segment decreased by $476,000, or 1 percent, in 2006 when compared to 2005. Operations and maintenance expenses were down $1.2 million, or 5 percent, depreciation and amortization was up by $630,000, or 11 percent, and other taxes were up $96,000, or 3 percent. Operations and maintenance expenses were down due to lower health care costs, lower bad debts expense, lower corporate overhead costs and the deferral of the Bay Crossing Project development costs. The Bay Crossing Project development costs are being deferred as a result of the June 2006 Federal Energy Regulatory Commission decision that Eastern Shore could collect those costs through rates. Depreciation and amortization expense and other taxes were up primarily due to the Company’s capital expenditure program that is supporting the growth.

Propane Operations

▪	Propane operating income for 2006 decreased $675,000, or 21 percent, compared to the same period in 2005, due primarily to the negative impact of warmer weather.

▪
Gross margin for the Delmarva propane distribution operation decreased $834,000, primarily attributed to lower sales volume as temperatures were 18 percent warmer in 2006. The reduced volume was offset by an increase in the average gross margin per retail gallon of propane sold.

▪
Gross margin for Delmarva CGS increased $155,000 when compared to 2005, primarily from an increase in the number of customers. The average number of customers increased approximately 1,000 to 3,900, or 34%, in 2006, compared to the same period in 2005. The Company expects the growth of its CGS operation to continue in the future due to the number of systems currently under construction.

▪
The Florida propane distribution operation experienced a decrease in gross margin of $146,000 when compared to the same period in 2005. The lower gross margin reflects a decrease of $208,000 for in-house piping sales as the Florida operation exits the house piping service.

▪
Gross margin for the Company’s propane wholesale marketing operation decreased by $159,000 in 2006 compared to 2005. This decrease from the 2005 results reflects the increased opportunities in 2005 due to the extreme price volatility in the propane wholesale market from rising propane prices following the hurricanes in the Gulf of Mexico area. The same level of price fluctuations was not experienced in 2006.

▪
Other operating expenses of the propane unit decreased for 2006 by $463,000, compared to the same period in 2005, primarily as a result of the Company being reimbursed for $387,000 in fixed costs by a propane supplier in connection with a propane contamination incident that occurred in March 2006 and lower health care costs.

Advanced Information Services

The advanced information services segment reported operating income of $767,000 for 2006, representing a decrease of $429,000 compared to 2005. The decrease in operating income is primarily related to the non-recurring operating income generated by the LAMPSTM product in 2005, which contributed $1.2 million to 2005’s operating income. Consulting revenues increased $749,000 in 2006 when compared to 2005, primarily from implementing a new service, Managed Database Administration, during 2006 and an increase of 7.6 percent in the average hourly billing rate. Partially offsetting the increase in consulting revenues, were decreases of $128,000 and $244,000 from training and product sales and other revenues, respectively.

Interest Expense

Total interest expense for 2006 increased approximately $644,000, or 12.5 percent, compared to 2005. The increase reflects an increase in the average short-term debt balance and higher short-term interest rates in 2006 compared to 2005. The average short-term borrowing balance increased $21.2 million to $26.9 million as the Company had capital investments of $49.0 million in 2006. The weighted average interest rate for short-term borrowing increased from 4.47 percent for 2005 to 5.46 percent for 2006. The Company also capitalized $586,000 of interest as part of capital project costs during 2006 compared to $136,000 during 2005.

Condensed Consolidated Statements of Income
For the Periods Ended December 31, 2006 and 2005
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Fourth Quarter		Year to Date
	2006	2005	2006	2005
Operating Revenues	$60,805	$74,409	$231,201	$229,630

Operating Expenses
Cost of sales, excluding costs below	39,622	52,062	155,811	153,515
Operations	9,153	10,856	37,053	40,182
Maintenance	563	539	2,104	1,819
Depreciation and amortization	2,185	1,867	8,244	7,568
Other taxes	1,155	1,285	5,058	5,016
Total operating expenses	52,678	66,609	208,270	208,100
Operating Income	8,127	7,800	22,931	21,530
Other income, net of other expenses	59	52	189	383
Interest charges	1,442	1,310	5,777	5,133
Income Before Income Taxes	6,744	6,542	17,343	16,780
Income taxes	2,810	2,409	6,836	6,312
Net Income	$3,934	$4,133	$10,507	$10,468

Earnings Per Share of Common Stock:
Basic	$0.63	$0.70	$1.74	$1.79
Diluted	$0.62	$0.69	$1.72	$1.77
Basic weighted average shares outstanding	6,291,643	5,875,986	6,032,462	5,836,463
Diluted weighted average shares outstanding	6,408,066	6,034,322	6,155,131	5,992,552

Supplemental Income Statement Data
For the Periods Ended December 31, 2006 and 2005
Dollars in Thousands
(Unaudited)

	Fourth Quarter		Year to Date
	2006	2005	2006	2005
Gross Margin (1)
Natural Gas	$14,535	$13,758	$52,426	$50,404
Propane	5,303	5,503	17,796	18,935
Advanced Information Services	1,445	3,143	5,486	6,959
Other	(100)	(57)	(318)	(183)
Total Gross Margin	$21,183	$22,347	$75,390	$76,115

Operating Income
Natural Gas	$6,477	$5,119	$19,733	$17,236
Propane	1,368	1,395	2,534	3,209
Advanced Information Services	257	1,274	767	1,197
Other	25	12	(103)	(112)
Total Operating Income	$8,127	$7,800	$22,931	$21,530

Heating Degree-Days — Delmarva Peninsula
Actual	1,429	1,654	3,931	4,792
10-year average (normal)	1,575	1,583	4,372	4,436

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets
At December 31,	2006	2005
Property, Plant and Equipment
Natural gas distribution and transmission	$269,013	$220,685
Propane	44,792	41,564
Advanced information services	1,054	1,221
Other plant	9,147	9,276
Total property, plant and equipment	324,006	272,746
Less: Accumulated depreciation and amortization	(85,010)	(78,840)
Plus: Construction work in progress	1,829	7,598
Net property, plant and equipment	240,825	201,504

Investments	2,016	1,686

Current Assets
Cash and cash equivalents	4,488	2,488
Accounts receivable (less allowance for uncollectible accounts of $661 and $861, respectively)	44,969	54,284
Accrued revenue	4,325	4,716
Propane inventory, at average cost	7,187	6,333
Other inventory, at average cost	1,565	1,539
Regulatory assets	1,276	4,435
Storage gas prepayments	7,393	8,628
Income taxes receivable	1,079	2,726
Deferred income taxes	1,365	-
Prepaid expenses	2,281	2,021
Other current assets	1,554	1,597
Total current assets	77,482	88,767

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	192	206
Long-term receivables	824	961
Other regulatory assets	1,765	1,178
Other deferred charges	1,216	1,004
Total deferred charges and other assets	4,671	4,023

Total Assets	$324,994	$295,980

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Capitalization and Liabilities
At December 31,	2006	2005
Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share (authorized 12,000 shares) (1)	$3,255	$2,863
Additional paid-in capital	61,960	39,620
Retained earnings	46,271	42,855
Accumulated other comprehensive income	(335)	(578)
Deferred compensation obligation	1,119	795
Treasury stock	(1,118)	(798)
Total stockholders' equity	111,152	84,757
Long-term debt, net of current maturities	71,050	58,991
Total capitalization	182,202	143,748

Current Liabilities
Current portion of long-term debt	7,656	4,929
Short-term borrowing	27,554	35,482
Accounts payable	33,871	45,645
Customer deposits and refunds	7,502	5,141
Accrued interest	832	559
Dividends payable	1,939	1,676
Deferred income taxes	-	1,151
Accrued compensation	2,901	3,793
Regulatory liabilities	4,199	551
Other accrued liabilities	4,007	3,560
Total current liabilities	90,461	102,487

Deferred Credits and Other Liabilities
Deferred income taxes	26,517	24,249
Deferred investment tax credits	328	367
Other regulatory liabilities	1,236	2,009
Environmental liabilities	212	353
Accrued pension costs	1,608	3,100
Accrued asset removal cost	18,411	16,727
Other liabilities	4,019	2,940
Total deferred credits and other liabilities	52,331	49,745

Total Capitalization and Liabilities	$324,994	$295,980

(1) Shares issued were 6,688 and 5,883 for 2006 and 2005, respectively.
Shares outstanding were 6,688 and 5,883 for 2006 and 2005, respectively.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799